Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Hampton Roads Bankshares, Inc.:

        We consent to the use of our report dated March 25, 2016, with respect to the consolidated balance sheets of Hampton Roads Bankshares, Inc. and subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of operations, comprehensive income (loss), changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2015, included herein and to the reference to our firm under the heading "Experts" in the registration statement.

/s/ KPMG LLP

Norfolk, Virginia
April 7, 2016